LADENBURG THALMANN FINANCIAL SERVICES INC.'S
                     CONTINUED LISTING PLAN APPROVED BY AMEX

     NEW YORK, NEW YORK, February 19, 2004 -- Ladenburg Thalmann Financial Services Inc. (Amex: LTS) announced today that the American Stock Exchange ("AMEX") has accepted the Company's plan to regain compliance with AMEX's continued listing standards and has granted the Company an extension until May 13, 2005 to regain compliance with these standards. In November 2003, the Company received notice from the AMEX staff indicating that the Company was below certain of the continued listing standards of the AMEX, specifically that the Company had sustained losses in two of its three most recent fiscal years with shareholders' equity of less than $2 million, as set forth in Section 1003(a)(i) of the AMEX Company Guide. The Company was afforded an opportunity to submit its plan to AMEX and did so in December 2003.

     Upon acceptance of the plan, AMEX provided the Company with the extension until May 13, 2005 to regain compliance with the continued listing standards, and will allow the Company to maintain its AMEX listing through the plan period, subject to periodic review of the Company's progress by the AMEX staff. If the Company does not make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period, the AMEX staff could initiate delisting procedures.

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Great Neck, New York; Los Angeles, California; and Melville, New York. Ladenburg provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, capital markets, investment management, brokerage and trading professionals.